VALHI, INC. ANNOUNCES 3-FOR-1 STOCK SPLIT

DALLAS, TEXAS– March 15, 2012 – Valhi, Inc. (NYSE:  VHI) announced today that its board of directors has approved a 3-for-1 split of its common stock to be effected in the form of a stock dividend.  Holders of record of Valhi’s common stock at the close of business on Wednesday, May 2, 2012 will receive two additional shares for each share held as of the close of business on that date.  Subject to certain customary regulatory approvals, it is expected that the additional shares will be distributed at the close of business on Thursday, May 10, 2012 by Valhi’s transfer agent, Computershare Trust Company, N.A.

Valhi’s board of directors and the holders of a majority of Valhi’s common stock approved today an amendment to its certificate of incorporation that would increase the authorized number of shares of its common stock to 500 million.  The filing of such amendment is required in order to effect the stock split.  Valhi expects to file the amendment with the Delaware Secretary of State on May 1, 2012.  Prior to such filing, Valhi will distribute an information statement to its stockholders describing the action taken today by the holders of a majority of Valhi’s common stock to approve the amendment.

The New York Stock Exchange has informed Valhi that between the record date and the payment date for the stock dividend, shares of Valhi common stock will trade with a “due-bill.”  This means that Valhi common stock will not begin trading at a split-adjusted price until the opening of trading on May 11, 2012.  Purchases or sales of Valhi common stock on the open market from April 30, 2012 through May 10, 2012 will include purchases or sales, respectively, of the rights to receive the stock dividend.

Valhi, Inc. is engaged in the titanium dioxide products, component products (security products, furniture components and performance marine components) and waste management industries.

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